EXHIBIT 99.1

Cellceutix Appoints Dr. Barry Schechter to Board of Directors as Company Focuses on Meeting Requirements for Stock Exchange Uplisting

BEVERLY, MA--(Marketwired - Sep 2, 2014) - Cellceutix Corporation (OTCQB: CTIX) (the "Company"), a clinical stage biopharmaceutical company developing innovative therapies in oncology, dermatology, and antibiotic applications, is pleased to announce the appointment of Dr. Barry Schechter M.D. F.A.A.O. to the Cellceutix Board of Directors, effective October 1st, 2014. Dr. Schechter, a Principal and the Director of the Department of Cornea and External Disease at Florida Eye Microsurgical Institute, brings years of experience to Cellceutix through his specialization in ocular pathology and diseases, including infections.

Cellceutix is focused on meeting the remaining requirements necessary to uplist to a senior exchange. The Company believes that being listed on the New York Stock Exchange or NASDAQ will serve many valuable functions, including allowing large funds and institutions to invest who are otherwise not allowed to invest in OTC-listed companies, increased stock liquidity, and validating market potential for Cellceutix’s extensive pipeline. Cellceutix plans to call for a shareholder meeting to elect additional independent directors for serving on its board and audit committee in the coming weeks.

“As we make preparation to uplist to a senior exchange while simultaneously expanding our portfolio into additional indications, it is an opportune time for us to strengthen our team. Dr. Schechter is an outstanding addition to lend his expertise for our clinical and especially ophthalmic initiatives, as we prepare Brilacidin for ocular infections,” commented Leo Ehrlich, Chief Executive Officer of Cellceutix. “We have now completed our 8th cohort in our Kevetrin trial at Harvard Cancer Center’s Dana Farber and Beth Israel Deaconess hospitals. We are approaching a pivotal point for our Company, especially with all of the clinical data on the horizon and now is the time to push forward. Venerable individuals like Dr. Schechter, in combination with others that we are recruiting as independent directors, will help us take it to the next level. We feel that the market is only just starting to appreciate the real value of Cellceutix. Our experience suggests that there is a great deal of interest in Cellceutix by institutions and funds that are governed by rules that limit investment in OTC-listed companies. By executing these appointments, we are a step closer to becoming a NYSE or NASDAQ company and attracting a whole new group of long-term investors.”

“From the outset, I see opportunities in the Cellceutix pipeline that have the potential to address some serious areas of unmet medical need in the ophthalmic space,” said Dr. Barry Schechter. “I am excited and honored to be joining the Board of Directors at Cellceutix and eager to become more familiar with the compounds to help them reach their full potential.”

Barry Schechter, M.D., F.A.A.O., is the Director of Department of Cornea and External Disease at Florida Eye Microsurgical Institute. Dr. Schechter's practice involves diseases of the ocular surface including dry eyes, allergies, infection; the latest in corneal, refractive, and cataract surgery, and glaucoma. He is on the Editorial board for Advanced Ocular Care, a journal that reaches the top 10% of Ophthalmologists and select Optometrists. Dr. Schechter has reviewed articles for Cornea, the British Journal of Ophthalmology, and Journal of the American Academy of Ophthalmology. He has lectured internationally and published about treatment of ocular tumors, on lens implants, on dry eyes, and written a textbook chapter on surgical techniques. Dr. Schechter is involved in clinical research and consults for several ophthalmic pharmaceutical companies.

About Cellceutix:

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". Cellceutix is a clinical stage biopharmaceutical company developing innovative therapies in oncology, dermatology and antibiotic applications. Cellceutix believes it has a world-class portfolio of compounds and is now engaged in advancing its compounds and seeking strategic partnerships. Cellceutix's anti-cancer drug Kevetrin is currently in a Phase 1 clinical trial at Harvard Cancer Centers' Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center. In the laboratory Kevetrin has shown to induce activation of p53, often referred to as the "Guardian Angel Gene" due to its crucial role in controlling cell mutations. Cellceutix is planning a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention and treatment of Oral Mucositis. Brilacidin-OM, a defensin mimetic compound, has shown in the laboratory to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix's anti-psoriasis drug Prurisol has recently completed a Phase 1 clinical trial and is being readied for a Phase 2 trial. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix's key antibiotic, Brilacidin, has completed enrollment in a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infections, or ABSSSI. Brilacidin has the potential to be a single-dose therapy or a dosing regimen that is shorter than most currently marketed antibiotics for multi-drug resistant bacteria (Superbugs). Cellceutix has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site at www.cellceutix.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause Cellceutix's actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix's need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix's compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

Contact:
INVESTOR AND MEDIA CONTACT:
Cellceutix Corporation
Leo Ehrlich
info@cellceutix.com